Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES

OF THE

SERIES D CONVERTIBLE PREFERRED STOCK

OF

AVICENA GROUP, INC.

The undersigned, the Chairman of the Board of Avicena Group, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, a resolution creating a series of preferred stock, designated as Series D Convertible Preferred Stock, was duly adopted on February 11, 2008, and the following resolution amending and restating the terms of such stock was duly adopted on September 12, 2008:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there was created out of the shares of the Company’s preferred stock, par value $0.001 per share, authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series D Convertible Preferred Stock,” consisting of 1,200 shares, of which no shares have been issued, and the series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be 1,200 shares. The Series D Preferred Stock shall rank senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series D Preferred Stock (“Junior Stock”). The Series D Preferred Stock shall be subordinate to and rank junior to the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) Series B Preferred Stock (the “Series B Preferred Stock”), Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and all indebtedness of the Company now or hereafter outstanding.

2. Dividends.

(a) Payment of Dividends. Commencing on the date of issuance of any shares of Series D Preferred Stock, the holder of record of such shares of Series D Preferred Stock shall be entitled to receive dividends on the Series D Preferred Stock when and if declared by the Company’s Board of Directors. Dividends on the Series D Preferred Stock are prior and in preference to any declaration or payment of any Distribution (as defined below) on any outstanding shares of Junior Stock.

(b) So long as any shares of Series D Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock), unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series D Preferred Stock.

(c) For purposes hereof, unless the context otherwise requires, “Distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3. Voting Rights.

(a) Class Voting Rights. The Series D Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting in which the holders of the Series D Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, which class or series, in any such case, ranks pari passu or senior to the Series D Preferred Stock, with respect to the Distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company’s Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances); (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any Distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company’s outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors; or (viii) materially change the nature of the Company’s business.

(b) General Voting Rights. The holders of the Series D Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Each holder of Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series D Preferred Stock held by such holder could then be converted. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series D Preferred Stock held by each holder could be converted), shall be disregarded. There shall be no cumulative voting.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount equal to $5,000 per share of the Series D Preferred Stock, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “Original Issuance Price”) plus any declared and unpaid dividends ( the “Series D Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series D Liquidation Preference Amount payable to the holders of outstanding shares of the Series D Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series D Preferred Stock, then all of said assets will be distributed among the holders of the Series D Preferred Stock and the other classes of stock ranking pari passu with the Series D Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series D Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full Series D Liquidation Preference Amount to which such holder is entitled as provided herein.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series D Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(c) The Company shall provide written notice of any redemption, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of Series D Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

5. Conversion. The holder of Series D Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the date of the initial issuance of the Series D Preferred Stock (the “Issuance Date”), the holder of any such shares of Series D Preferred Stock may, at such holder’s option, subject to the availability of a sufficient number of authorized but unissued shares of Common Stock (a “Voluntary Conversion”) all or any portion of the shares of Series D Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series D Liquidation Preference Amount of the shares of Series D Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(e) below) in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series D Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series D Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301, Attention: Chief Executive Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series D Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice and the Preferred Stock Certificates, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within five (5) trading days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the holder, certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series D Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1)

business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day thereafter submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

(c) Automatic Conversion. Upon the affirmative vote of the holders of not less than fifty (50)% of the then outstanding shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, voting together as a single class and subject to the availability of a sufficient number of authorized but unissued shares of Common Stock, each share of Series D Preferred Stock shall be converted automatically into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series D Liquidation Preference Amount of the shares of Series D Preferred Stock divided by (ii) the Conversion Price in effect as of the effective date of such affirmative vote (an “Automatic Conversion”).

(d) Mechanics of Automatic Conversion. Upon any Automatic Conversion, each holder of shares of Series D Preferred Stock converted pursuant to Section 5(c) above shall surrender his, her or its certificate or certificates for all such shares to the Company at 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301, Attention: Chief Executive Officer, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to Section 5(c) above. All rights with respect to the Series D Preferred Stock converted pursuant to Section 5(c) , including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Series D Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Automatic Conversion and the surrender of the certificate or certificates for the Series D Preferred Stock so converted, the Company shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. All certificates evidencing shares of Series D Preferred Stock cancelled, and the shares of Series D Preferred Stock converted pursuant to Section 5(c) represented thereby shall, from and after the time of the Automatic Conversion, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock or any series of Series D Preferred Stock accordingly.

(e) Conversion Price.

The term “Conversion Price” shall mean $0.005, subject to adjustment under Section 5(f) hereof.

(f) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the Issuance Date, effect a split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall, at any time or from time to time after the Issuance

Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(f)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series D Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any Distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(f)(iii) with respect to the rights of the holders of the Series D Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefore, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series D Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(f)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(f)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 5(f)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(f)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of the Company’s outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f)(v) with respect to the rights of the holders of the Series D Preferred Stock after the Organic Change to the end that the provisions of this Section 5(f)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series D Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock. For a period of two (2) years following the Issuance Date (the “Full Ratchet Period”), in the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(f) or pursuant to (X) Common Stock Equivalents (as hereafter defined) granted or issued prior to the Issuance Date or (Y) subsection (xii) below) (“Additional Shares of Common Stock”) at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

(vii) Issuance of Common Stock Equivalents. The provisions of this Section 5(f)(vii) shall apply if the Company during the Full Ratchet Period, shall (a) issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series D Preferred Stock, or (b) issue or sell any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”). If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 5(f). No adjustment shall be made to the Conversion Price upon the issuance of any Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of such Convertible Security or Common Stock Equivalent.

(viii) Subsequent Common Stock and Common Stock Equivalents Issues. In the event the Company shall, at any time after the Full Ratchet Period, issue or sell any Additional Shares of Common Stock or Common Stock Equivalents (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(f)) at a price per share less than the then-applicable Conversion Price, or without consideration, the Conversion Price shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction: (1) the numerator of which shall be equal to the sum of (A) the number of shares of Outstanding Common Stock immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the outstanding Conversion Price in effect immediately prior to such issuance; and (2) the denominator of which shall be equal to the number of shares of Outstanding Common Stock immediately after the issuance of such Additional Shares of Common Stock. No adjustment of the Conversion Price shall be made upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore).

(ix) Superseding Adjustment. If, at any time after any adjustment of the Conversion Price then in effect shall have been made pursuant to Section 5(f)(vi), (vii) or (viii) as the result of any issuance of Common Stock Equivalents, and such Common Stock Equivalents, or the right of conversion or exchange in such

Common Stock Equivalents, shall expire, and all of such or the right of conversion or exchange with respect to all of such Common Stock Equivalents shall not have been converted or exercised, then such previous adjustment shall be rescinded and annulled and the Conversion Price then in effect shall be adjusted to the Conversion Price in effect immediately prior to the issuance of such Common Stock Equivalents, subject to any further adjustments pursuant to this Section 5.

(x) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series D Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(f)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(xi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(xii) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date or issued in connection with the Series D Preferred Stock (so long as the terms governing the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders of the Series D Preferred Stock); (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the Issuance Date, and (v) securities issued to any placement agent and its respective designees in connection with future financing transactions or engagements for financial advisory services. For purposes of clarification, the Company shall not be required to make any adjustment to the Conversion Price solely by reason of any adjustments made to (i) the conversion price of the Series B Preferred Stock, (ii) the number of shares of Common Stock issuable pursuant to, or the exercise price of, the warrants issued in connection with the sale of the Series B Preferred Stock, (iii) the conversion price of The Series C Preferred Stock, or (iv) the number of shares issuable pursuant to, or the exercise price of, the warrants issued in connection with the Sale of the Series C Preferred Stock pursuant, in each case, to the terms of such instruments as of the Issuance Date.

(g) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series D Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless (i) the Company receives an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series D Preferred Stock shall have been issued.

(h) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series D Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(i) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or Distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series D Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion down to the nearest whole number of shares.

(l) Reservation of Common Stock. The Company shall, as promptly as practicable following the Issuance Date, take commercially reasonable efforts to call a meeting or otherwise obtain the consent of the Company’s stockholders for the purpose of authorizing, among other things, an amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued by the Company from 100,000,000 to a number that the Board of Directors determines to be sufficient for allowing the conversion into Common Stock of all outstanding convertible securities (the “Share Increase Amendment”).

Following approval by the Company’s stockholders of the Share Increase Amendment, and so long as any shares of Series D Preferred Stock are outstanding, the Company reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock equal to at least one hundred percent (100%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series D Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series D Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder of record at the time of issuance of the Series D Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series D Preferred Stock shall be allocated to the remaining holders of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holder.

(m) Retirement of Series D Preferred Stock. Conversion of Series D Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series D Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(n) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series D Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. [Reserved]

8. Redemption.

Anytime after the Issuance Date, the Company may provide to the holders of shares of Series D Preferred Stock a written notice (a “Company Redemption Notice”) stating that the Company has elected to redeem (each, a “Redemption”) all or any portion of the outstanding Series D Preferred Stock on the date that is at least ten (10) calendar days after the date of such notice (such date, the “Target Redemption Date”), and certifying that the Company has set aside available cash in the amount of the aggregate projected Company Redemption Amount (as defined below) for use in effecting the redemption. Any Redemption shall be applied ratably to all of the holders of shares of Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by each holder as of the date of the Company Redemption Notice. Each holder, at its option, may continue to convert all or any portion of its Series D Preferred Stock (including but not limited to the portion that is the subject of the Company Redemption) in accordance with the terms hereof after the receipt of a Company Redemption Notice until such holder receives payment of the Company Redemption Amount, and the amount of the Series D Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of payment of the Company Redemption Amount. Unless otherwise indicated by the holder in the applicable Notice of Conversion, any shares of Series D Preferred Stock converted during the period from the date of the Company Redemption Notice until the date the Company Redemption Amount (as defined below) is paid in full shall be considered to have been one of the shares of Series D Preferred Stock Shares that was subject to such Redemption, and the number of shares of Series

D Preferred Stock converted during such period shall be deducted from the number of shares of Series D Preferred Stock that are subject to such Redemption. The “Company Redemption Amount” shall equal the number of shares of the Series D Preferred Stock being redeemed multiplied by the Original Issuance Price.

Notwithstanding any Redemption of the Series D Preferred Stock, each holder shall retain warrants which it received in connection with its purchase of shares of Series D Preferred Stock.

9. Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, or (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series D Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series D Preferred Stock, the holder, solely at such holder’s option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) require the Company to redeem from such holder those Series D Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder’s Conversion Notice (“Mandatory Redemption”) at a price per share equal to the Original Issuance Price; or

(ii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series D Preferred Stock that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding its Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice).

(b) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile or overnight courier to a holder of Series D Preferred Stock, upon receipt of an original or facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, (ii) the number of Series D Preferred Stock which cannot be converted and (iii) the applicable aggregate Original Issuance Price. Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Payment of Original Issuance Price. If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Original Issuance Price to such holder within thirty (30) days of the Company’s receipt of the holder’s Notice in Response to Inability to Convert, provided that prior to the Company’s receipt of the holder’s Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(g). If the Company shall fail to pay the applicable Original Issuance Price to such holder on a timely basis as described in this Section 9(c), in addition to any remedy such holder of Series D Preferred Stock may have under this Certificate of Designation, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Original Issuance Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series D Preferred Stock for which the full Original Issuance Price has not been paid, and (ii) receive back such Series D Preferred Stock.

(d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series D Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series D Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series D Preferred Stock electing to have Series D Preferred Stock converted and redeemed at such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series D Preferred Stock held by such holder relative to the number shares of Series D Preferred Stock outstanding) of all shares of Series D Preferred Stock being converted and redeemed at such time.

10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15. Certain covenants; Misc.

(a) Approval of expenditures. Following the first closing of the purchase and sale of any Series D Preferred Stock (the “Closing”), and at the request of holders of at least 75% of the shares of Series D Preferred Stock then outstanding, the Board of Directors of the Company shall appoint the person designated by such holders to the Company’s Board of Directors (the “Series D Director”). The Series D Director shall be required to approve any deviation greater than 5% from the quarterly budget prepared by the Company and approved by the Company’s Board of Directors. In addition, until the initial quarterly budget has been so reviewed and approved by the Company’s Board of Directors, the Series D Director shall be required to approve any expenditure in excess of $10,000. So long as any shares of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) remain outstanding, the holders of the Series D Preferred Stock shall be entitled to designate the Series D Director.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 12th day of September, 2008.

AVICENA GROUP, INC.

By:
Name:	Belinda Tsao Nivaggioli
Title:	Chairman of the Board

EXHIBIT I

AVICENA GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock of Avicena Group, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Avicena Group, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock

to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated: